UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2006

THE CINCINNATI GAS & ELECTRIC COMPANY d/b/a
DUKE ENERGY OHIO, INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-01232	31-1385023
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

139 East Fourth Street

Cincinnati, Ohio 45202

(Address of Principal Executive Offices, including Zip code)

(513) 421-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

The information set forth under Item 2.01 below is incorporated herein by reference.

Item 2.01.              Completion of Acquisition or Disposition of Assets.

On April 10, 2006, as contemplated by the merger agreement by and among Duke Energy Corporation (formerly Duke Energy Holding Corp.) (“Duke Energy”), Duke Power Company LLC (formerly Duke Energy Corporation), Cinergy Corp. (“Cinergy”), Deer Acquisition Corp. and Cougar Acquisition Corp., dated May 8, 2005, as amended, Duke Energy contributed all of the membership interests in five limited liability companies holding five natural gas-fired generating stations in the Midwest, previously owned by its indirect, wholly-owned subsidiary Duke Energy North America LLC, to Cinergy, and Cinergy then contributed these interests to its wholly-owned subsidiary, The Cincinnati Gas & Electric Company (“CG&E”).  The contribution by Cinergy to CG&E of the assets and related liabilities was made at a net book value of approximately $1.4 billion and resulted in a capital contribution of the same amount.  In connection with the contribution, Duke Capital LLC, a subsidiary of Duke Energy and the former parent of Duke Energy North America LLC, and CG&E entered into a financial arrangement through April 10, 2016, unless otherwise extended by the parties, whereby Duke Capital LLC will reimburse CG&E in the event of certain cash shortfalls that may result from CG&E’s ownership of the five stations.

Item 9.01.              Financial Statements and Exhibits.

9.01(a) Financial Statements of Businesses Acquired.

The required financial statements will be filed by amendment to this Current Report.

9.01(b) Pro Forma Information.

Pro forma financial information will be filed by amendment to this Current Report.

9.01(d) Exhibits.

Exhibit 10.1	Keepwell Agreement, dated April 10, 2006, between Duke Capital LLC and The Cincinnati Gas & Electric Company.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CINCINNATI GAS & ELECTRIC COMPANY

Date: April 14, 2006	By:	/s/ David S. Maltz
		Name:	David S. Maltz
		Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit	Description

Exhibit 10.1	Keepwell Agreement, dated April 10, 2006, between Duke Capital LLC and The Cincinnati Gas & Electric Company.